UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 1, 2017

ORION FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Wyoming	333-185146	45-4924646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1739 Creekstone Circle, San Jose, CA 95133

(Address of principal executive offices)

(408) 691-0806

 (Registrant's telephone number, including area code)

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On June 1, 2017, MaloneBailey LLP (“Malone”) resigned as independent registered public accountant of Orion Financial Group, Inc. (the “Company”). The auditor report by Malone contained in the financial statements of the Company for the years ended December 31, 2013 and 2012, filed as part of the annual reports on Form 10-K for the year ending December 31, 2013, did not contain an adverse opinion or disclaimer of opinion or were qualified or modified as to uncertainty, audit scope or accounting principles, other than as related to the Company’s ability to continue as a going concern. There had been no disagreements with Malone on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure from inception on March 26, 2012 to December 31, 2013, nor from December 31, 2013 through June 1, 2017, which disagreement(s), if not resolved to the satisfaction of Malone, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. However, the Company’s management conducted an evaluation of the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on its evaluation, the Company’s management concluded that our internal controls over financial reporting are not effective due to material weaknesses in areas covering impairment determination, revenue recognition and supervisory responsibilities.

In assessing the effectiveness of our internal control over financial reporting, management identified the following material weakness in internal control over financial reporting as of December 31, 2013:

·	Deficiencies in Segregation of Duties. The Chief Executive Officer and the Chief Financial Officer are actively involved in the preparation of the financial statements, and therefore cannot provide an independent review.

The 10-K did not include an attestation report of Malone regarding internal control over financial reporting. Management’s report was not subject to the attestation by the Company’s registered public accounting firm pursuant to temporary rules of the SEC that permit the Company to provide only management’s report in this annual report.

The Company is in the process of interviewing new candidates for independent accountant to provide auditing services for going forward for the Company and will report such upon engagement.

On June 7, 2017, the Company provided Malone with its disclosures in the Current Report on Form 8-K disclosing the resignation of Malone and requested in writing that Malone furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. Malone's response is filed as an exhibit to this Current Report on Form 8-K.

Item 5.01 Changes in Control of Registrant.

On June 1, 2017, as a result of a private transaction, the control block of voting stock of this company, represented by 93,522,000 shares of common stock (the “Shares”), has been transferred from Orsus, LLLP (“Orsus”), Pegasus Motorsports, LLLP (“Pegasus”), Catalyst Holding Group, LLLP (“Catalyst”), The Orion Fund (“Orian,” and together with Orsus, Pegasus, and Catalyst, the “Sellers”) to Joshua Nadav, and a change of control of the Company occurred. The consideration paid for the Shares was $14,000. The source of the cash consideration for the Shares was personal funds of Joshua Nadav. In connection with the transaction, Kenneth S. Green released the Company from all accounts payable and loans due to related parties.

There are no arrangements or understandings among members of both the former and new control persons and their associates with respect to the election of directors of the Company or other matters. The information set forth in Item 5.02 of this Form 8-K is incorporated by reference into this Item 5.01.

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 1, 2016, the Company accepted the resignations of Kenneth S. Green and Lincoln Org as officers and directors of the Company. There are no arrangements or understandings by and among members of either the former or new control persons and their associates with respect to election of directors or other matters of the Company except that Josua Nadav, has been appointed Chief Executive Officer, Treasurer, Secretary and a Director of the Company, and will be the sole Director.

Josh Nadav has been working with small to median size business providing a broad array of services and solutions for small businesses. Offering merchant cash advances, small business loans, SBA loans, equipment financing, factoring, purchase order financing and commercial mortgages nationwide. Joshua also works with merchants providing credit card processing, personal and business credit repair.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

16.1	Letter dated June 8, 2017 from MaloneBailey LLP

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orion Financial Group, Inc.

Date: June 8, 2017	By:	/s/ Joshua Nadav
	Name:	Joshua Nadav
	Title:	Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Document Description

16.1	Letter dated June 8, 2017 from MaloneBailey LLP

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